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                                                                       Exhibit 2

AMENDMENT NO. 1 dated as of December 5, 1997 between INTERNATIONAL META SYSTEMS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware, USA (as issuer of the Note referred to below, the "Company") and DEN NORSKE KRIGSFORSIKRING FOR SKIB (as lender under the Note referred to below, together with its successors and assigns in such capacity, the "Holder").

     WHEREAS, the Company executed and delivered a convertible promissory note in the principal sum of $500,000.00 dated December 5, 1997 (the "Note") in favor of the Holder; and

     WHEREAS, the parties wish to amend the Note to provide certain remedies upon the occurrence of the events of default specified in the Note;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     Section 1. Definitions. Unless otherwise defined herein, terms defined in the Note are used herein as therein defined.

     Section 2. Amendments. Subject to the execution and delivery by the parties hereto of Amendment No. 1, but with effect on and after the date hereof, the Note shall be amended as follows:
          (a) The period at the end of Section 6(e) shall be deleted in its entirety and replaced with a semicolon.

          (b)  The following paragraph shall be inserted after Section 6(e):

               "Thereupon: (i) in the case of an Event of Default other than one referred to in clause (d) or (e) above, the Holder may, by notice to the Company, declare the principal amount then outstanding of, the accrued interest on, and all other amounts due under, this Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (ii) in the case of the occurrence of an Event of Default referred to in clause (d) or (e) above, the principal amount then outstanding of, the accrued interest on, and all other amounts due under, this Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company."

     Section 3. Representations and Warranties. The Company represents and warrants to the Holder that (a) this Amendment No. 1 has been duly and validly executed and delivered by the Company and constitutes the Company's legal, valid and binding obligation, enforceable in accordance with its terms and (b) after giving effect to this Amendment No. 1, (i) no Event of Default shall have occurred and be continuing and (ii) the representation and warranties of the

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Company in the Note are true and correct on and as of the date hereof with the same force and effect as if made on and as of such date (except to the extent such representations and warranties relate to a specific date). Any breach by the Company of its representations and warranties contained in this Section 3 shall be an Event of Default for all purposes of the Note.

     Section 4. Document Otherwise Unchanged. Except as herein provided, the Note shall remain unchanged and in full force and effect, and each reference to the Note shall be a reference to the Note as amended hereby and as the same may be further amended and in effect from time to time.

     Section 5. Counterparts. This Amendment No. 1 may be executed by any number of counterparts, each of which shall be identical and all of which, when taken together, shall constitute on and the same instrument, and any party hereto may execute this Amendment No. 1 by signing any such counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

                                            INTERNATIONAL META SYSTEMS, INC.


                                              /s/ George W. Smith
                                              _____________________________
                                              George W. Smith
                                              Chief Executive Officer



                                            DEN NORSKE KRIGSFORSIKRING FOR SKIB



                                            By /s/ Ole Henrik Eide
                                              ______________________________
                                              Ole Henrik Eide
                                              Managing Director


                                            By /s/ Tor Christiansen
                                              ______________________________
                                              Tor Christiansen
                                              Account Manager